EXHIBIT 99.1

Investor Relations Contact:

Maria Quillard

Xilinx, Inc.

(408) 879-4988

ir@xilinx.com

XILINX PRICES $900 MILLION 3.125% CONVERTIBLE

JUNIOR SUBORDINATED DEBENTURES

SAN JOSE, CA, FEBRUARY 28, 2007 — Xilinx, Inc. (Nasdaq: XLNX) today announced that it has priced $900 million of 3.125% convertible junior subordinated debentures due in 2037. The debentures will be sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The sale is expected to close March 5, 2007.

The debentures will be initially convertible, subject to certain conditions, into shares of Xilinx’s common stock at a conversion rate of 32.0760 shares of common stock per $1,000 principal amount of debentures. This represents an initial effective conversion price of approximately $31.18 per share. This initial conversion price represents a premium of 20% to the closing price of Xilinx’s common stock on February 27th, which was $25.98 per share.

Xilinx intends to use approximately $850 million of the net proceeds of this offering to repurchase its common stock through an accelerated share repurchase program, from institutional investors in negotiated transactions concurrent with this offering and in additional repurchases under its existing share repurchase program. The repurchases of the shares of common stock by the Company are conditioned upon the closing of the offering of the debentures. The other party to the accelerated share repurchase program may buy or sell Xilinx common stock in the secondary market to hedge its position.

If the initial purchaser exercises its overallotment option, Xilinx may use a portion of the net proceeds from the sale of additional debentures to repurchase additional shares of its common stock.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The debentures have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This press release contains certain forward-looking statements that are subject to known and unknown risks and uncertainties that could cause the actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, whether or not Xilinx will offer the debentures or consummate the offering, the anticipated terms of the debentures and the offering and the anticipated use of the proceeds of the offering.